[BELL MICROPRODUCTS LOGO]


CONTACT: Rob Damron
         Investor Relations Representative
         Bell Microproducts Inc.
         (414) 224-1668
         ir@bellmicro.com

FOR IMMEDIATE RELEASE

        BELL MICROPRODUCTS REPORTS FOURTH QUARTER AND YEAR END FINANCIAL
                                     RESULTS
   ACHIEVES RECORD QUARTERLY SALES OF $640 MILLION AND $.09 INCOME PER SHARE

SAN JOSE, CA--(February 17, 2004)-- Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the fourth quarter and full year ended December 31, 2003.

Revenues for the fourth quarter of 2003 reached a record $640 million, up 20% over last year's fourth quarter revenues of $532 million, and up 15% from third quarter 2003 revenues of $555 million. Net earnings for the quarter ended December 31, 2003 were $2.4 million, or $0.09 per share on 27.7 million diluted shares. This compares to last year's fourth quarter net earnings of $1.0 million or $0.05 per share on 20.0 million diluted shares. In the third quarter 2003, the company reported net earnings of $0.4 million or $0.02 per share on 23.1 million diluted shares.

Revenues for 2003 reached a record $2.23 billion, up 6% over 2002 revenues of $2.10 billion. The 2003 pro forma net loss for the year ended December 31, 2003 was $1.9 million, or $0.09 per share on 22.3 million basic shares. This compares to the 2002 pro forma net loss of $2.9 million, or $0.15 per share on 19.2 million basic shares. Including special charges, GAAP net loss for 2003 was $4.5 million or $0.20 per share on 22.3 million basic shares. This compares to GAAP net loss for the year ended 2002 of $7.1 million or $0.37 per share on 19.2 million basic shares.

Commenting on the fourth quarter and 2003 financial results, Don Bell, Chairman and CEO of Bell Microproducts said, "We are pleased to report record fourth quarter and annual revenues. The company generated year-over-year and sequential revenue improvement in all geographies and in all product categories. Despite fewer selling days due to the holidays, demand remained strong throughout the quarter. The 15% increase in revenue over Q3 enabled us to generate a significant increase in overall gross profits, while at the same time maintaining tight cost controls. This resulted in our ability to generate a significant increase in our operating margins and overall profitability, as compared to the prior quarter and the same period last year.

Bell Microproducts Announces Q4 2003 Results                     Page 2 of 8
December 31, 2003

During the year we continued to make progress on our three main strategic initiatives, enhancing our leadership position in storage products, deepening our line-card of industry leading suppliers, and expanding into new geographies. We also improved our balance sheet during the year with the infusion of new equity. Shareholder equity at the end of 2003 was $193 million as compared to $145 million at the end of 2002, an increase of 33%,"

OPERATING TRENDS
         Revenue increased sequentially in all geographies in both local currency and in U.S. dollars. Revenue in the fourth quarter was split among the Company's geographies as follows: North America 40%, Europe 49%, and Latin America 11%. The Company has sequentially increased revenue across all major product categories and geographies in each of the past two quarters.

         Geographic Highlights:

           - In North America, revenue increased 7% compared with the third quarter of 2003 and 8% compared with the fourth quarter of 2002,
           - Latin America increased 13% compared with the third quarter of 2003 and 18% compared with the fourth quarter of 2002. The Company completed the acquisition of EBM Berny in October of 2003.
           - In Europe, revenue increased 24% compared with the third quarter of 2003 and 33% compared with the fourth quarter of 2002.

         Solutions and Components and Peripherals Highlights:

           - In the fourth quarter of 2003, Solutions represented 52% of the Company's product mix and Components and Peripherals accounted for 48% of the mix.
           - The Solutions segment of the Company's business increased 23% compared with the third quarter of 2003 and 26% compared with the fourth quarter of 2002. Within the Solutions segment, Software was the most rapidly growing category, increasing in sales by 35% compared with the third quarter of 2003 and 53% compared with the fourth quarter of 2002.
           - The Components and Peripherals sector of the Company's business increased 8% compared with the third quarter of 2003 and 14% compared with the fourth quarter of 2002. Disk drives increased 7% compared with both the third quarter of 2003 and fourth quarter of 2002.

         Gross profit margins in the fourth quarter of 2003 decreased to 7.5% verses 7.8% in the third quarter of 2003, and 8.6% in the fourth quarter of 2002. The sequential decline in gross profit percentage was the result of a mix shift based on the continuing strength in software products. The company's LDi software licensing program, launched two years ago in the UK, and now being rolled out across Europe, is meeting with great success. This innovative electronic commerce based tool for the sale and administration of software licenses was awarded the Product of the Year Award in the UK during the fourth quarter by Computer Reseller News, a VNU business publication. The Company's software market share and sales in the UK and European markets are growing rapidly. Although software licensing sales carry lower than average gross margins, they have very low operating expenses and require virtually no inventory since most of the business is conducted electronically. As a result, this business segment makes a significant contribution to the Company's return on invested capital. The

Bell Microproducts Announces Q4 2003 Results                     Page 3 of 8
December 31, 2003

overall strength in software sales, and margin associated with the product mix in this category, resulted in the reduction in overall corporate margins in the quarter of 0.3% percent as compared to Q3. Excluding the effect of software sales, the corporate Q4 gross profit margin percentage was flat with Q3.

         Operating expenses continue to remain under tight control. Operating expenses of $40.5 million in the fourth quarter of 2003 were flat from the fourth quarter of 2002, and up $2.5 million from the third quarter of 2003 due to variable expenses related to the $84 million sequential increase in sales. Operating expenses as a percent of sales declined to 6.3% in the fourth quarter of 2003 from 7.6% in the fourth quarter of 2002 and were also down from 6.8% in the third quarter of 2003.

         Inventories were $257 million at December 31, 2003 as compared to $183 million at December 31, 2002 and $229 million at the end of the third quarter 2003. This resulted in inventory turns of 9.2 times in the fourth quarter of 2003 versus 10.6x in the fourth quarter of 2002 and 8.9x in the third quarter of 2003.

         Accounts Receivable were $310 million at December 31, 2003 as compared to $277 million at December 31, 2002 and $287 million at the end of the third quarter 2003. Days sales outstanding (DSO) improved to 44 days in the fourth quarter of 2003 versus 47 days in both the fourth quarter of 2002 and the third quarter of 2003.

         Total Debt increased to $220 million at December 31, 2003 compared with $207 million at December 31, 2002 and $192 million at September 30, 2003. This increase in debt occurred in the Company's working capital lines as a result of the increase in sales both during the year overall, and in particular, the significant increase from the end of Q3 to the end of Q4.

MANAGEMENT DISCUSSION AND OUTLOOK

         Mr. Bell concluded, "Following the longest and deepest downturn in the technology industry, dating back to early 2001 and continuing through the first half of 2003, market conditions and Bell Microproducts' financial results recovered in the second half of 2003. We ended the year with accelerating business trends and are optimistic on the outlook for IT spending and Bell Microproducts performance in 2004. Q1 is normally a seasonally softer quarter, and although Q1 has started off with strong sales, we would expect Q1 to experience a slight sequential decline in revenue and earnings from Q4, primarily due to these seasonal factors.

         We will continue to pursue our strategic initiatives in enterprise storage solutions, strengthening our business partner alliances and expanding geographically. As overall business conditions improve, we intend to leverage these initiatives to continue to grow and gain share in the markets where we operate. Assuming these trends continue, we expect to set another revenue record in 2004, accompanied by a significant improvement in profitability."

CONFERENCE CALL ON THE WEB

Bell Microproducts will host a conference call to discuss second quarter results at 4:30 PM Eastern on Tuesday, February 17, 2004. A live Internet broadcast of the Company's conference call will be

Bell Microproducts Announces Q4 2003 Results                     Page 4 of 8
December 31, 2003

available via the Company's web site at www.bellmicro.com or through this direct link http://www.bellmicro.com/Investor/information/Conference_Calls.htm.


ABOUT PRO FORMA PRESENTATION

In addition to our consolidated financial results prepared under generally accepted accounting principles ("GAAP"), we use a pro forma measure of net income or loss that is equal to GAAP adjusted to exclude certain costs and expenses. Our pro forma presentation gives an indication of our performance before restructuring costs and special charges that are considered by management to be outside of our core distribution operating results. We compute pro forma results by adjusting GAAP net income or loss with the impact of cost of sales adjustments for discontinued product lines, and restructuring costs related to severance and benefits for involuntary employee terminations and vacated excess facilities. These measures are not in accordance with, or an alternative for GAAP and may be materially different from pro forma measures used by other companies. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

ABOUT BELL MICROPRODUCTS

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.

The Company's products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 150 brand name product lines, as well as its own Rorke Data storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

SAFE HARBOR STATEMENT

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand;

Bell Microproducts Announces Q4 2003 Results                     Page 5 of 8
December 31, 2003

competition; other vagaries in the computer and electronic components markets; effects of recent restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company's reports to the Securities and Exchange Commission (including the Company's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

Bell Microproducts Announces Q4 2003 Results                     Page 6 of 8
December 31, 2003


                             BELL MICROPRODUCTS INC.
                                 Balance Sheets
                                 (in thousands)
                                   (Unaudited)

                                                                       December 31, 2003                     December 31, 2002
                                                                ---------------------------------     ------------------------------
ASSETS
    Current assets:
       Cash                                                      $                      4,904         $                      12,025
       Accounts receivable, net                                                       309,905                               277,305
       Inventories                                                                    256,992                               182,775
       Prepaid expenses and other current assets                                       24,398                                23,786
                                                                ---------------------------------     ------------------------------
                    Total current assets                                              596,199                               495,891
                                                                ---------------------------------     ------------------------------

    Property and equipment, net                                                         43,545                                50,761
    Goodwill and other intangibles                                                      65,977                                59,809
    Other assets                                                                         7,278                                 7,730
                                                                ---------------------------------     ------------------------------
                    Total assets                                 $                     712,999         $                     614,191
                                                                =================================     ==============================

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
       Accounts payable                                          $                     250,494         $                     211,881
       Borrowings under lines of credit                                                  3,009                                 7,919
       Short-term note payable and current portion of
           long-term notes payable                                                      11,848                                23,458
       Other accrued liabilities                                                        46,411                                45,847
                                                                ---------------------------------     ------------------------------
                    Total current liabilities                                          311,762                               289,105

    Borrowings under lines of credit                                                   127,416                               100,555
    Long-term notes payable                                                             77,608                                75,500
    Other long-term liabilities                                                          2,803                                 3,182
                                                                ---------------------------------     ------------------------------
                    Total liabilities                                                  519,589                               468,342
                                                                ---------------------------------     ------------------------------


    Shareholders' equity:
       Common Stock                                                                    157,251                               115,888
       Retained earnings                                                                20,837                                25,311
       Cumulative translation adjustment                                                15,322                                 4,650
                                                                ---------------------------------     ------------------------------
                    Total shareholders' equity                                         193,410                               145,849
                                                                ---------------------------------     ------------------------------

                                                                ---------------------------------     ------------------------------
       Total liabilities and shareholders' equity                $                     712,999         $                     614,191
                                                                =================================     ==============================

Bell Microproducts Announces Q4 2003 Results                     Page 7 of 8
December 31, 2003

                             BELL MICROPRODUCTS INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)




                                                                                 Excluding Restructure
                                                                 ------------------------------------------------------
                                                                           Twelve Months Ended December 31,
                                                                            2003                       2002
                                                                 -------------------------- ---------------------------
Net sales                                                         $        2,230,287        $        2,104,922
Cost of sales                                                              2,060,651                 1,926,366
                                                                 -------------------------- ---------------------------
Gross profit                                                                 169,636                   178,556

Operating expenses:
    Selling, general and administrative expenses                             155,710                   165,624
    Restructuring costs                                                            -                         -
                                                                 -------------------------- ---------------------------
Total operating expenses                                                     155,710                   165,624

Income from operations                                                        13,926                    12,932
Interest expense                                                             (16,143)                  (16,910)
                                                                 -------------------------- ---------------------------

Loss before income taxes                                                      (2,217)                   (3,978)
Benefit from income taxes                                                       (288)                   (1,076)
                                                                 -------------------------- ---------------------------
Net loss                                                          $           (1,929)       $           (2,902)
                                                                 ========================== ===========================


Loss per share
    Basic                                                         $            (0.09)       $            (0.15)
                                                                 ========================== ===========================
    Diluted                                                       $            (0.09)       $             (0.15)
                                                                 ========================== ===========================

Shares used in per share calculation
    Basic                                                                     22,324                     19,201
                                                                 ========================== ===========================
    Diluted                                                                   22,324                     19,201
                                                                 ========================== ===========================


Pro forma presentation does not include restructuring and special pre tax charges of $2,926 and $5,688 for the twelve months ended December 31, 2003 and 2002, respectively.

Bell Microproducts Announces Q4 2003 Results                     Page 8 of 8
December 31, 2003


                             BELL MICROPRODUCTS INC.
                            STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)

                                                       --------------------------------------  -----------------------------------
                                                           Three Months Ended December 31,        Twelve Months Ended December 31,
                                                            2003                     2002            2003                  2002
                                                       ----------------  --------------------  -----------------  ----------------
Net sales                                              $    639,520            $      532,386     $   2,230,287        $ 2,104,922
Cost of sales                                               591,346                   486,581         2,062,194          1,926,366
                                                       ----------------  --------------------  -----------------  ----------------
Gross profit                                                 48,174                    45,805           168,093            178,556

Operating expenses:
     Selling, general and administrative expenses            40,478                    40,484           155,710            165,624
     Restructuring costs                                          -                         -             1,383              5,688
                                                       ----------------  --------------------  -----------------  ----------------
Total operating expenses                                     40,478                    40,484           157,093            171,312

Income from operations                                        7,696                     5,321            11,000              7,244
Interest expense                                             (3,731)                   (3,966)          (16,143)           (16,910)
                                                       ----------------  --------------------  -----------------  ----------------

Income (loss) before income taxes                             3,965                     1,355            (5,143)            (9,666)
Provision for (benefit from) income taxes                     1,517                       364              (669)            (2,612)
                                                       ----------------  --------------------  -----------------  ----------------
Net income (loss)                                      $      2,448            $          991     $      (4,474)       $    (7,054)
                                                       ================  ====================  =================  ================


Earnings (loss) per share
     Basic                                             $       0.09            $         0.05     $       (0.20)       $     (0.37)
                                                       ================  ====================  =================  ================
     Diluted                                           $       0.09            $         0.05     $       (0.20)       $     (0.37)
                                                       ================  ====================  =================  ================

Shares used in per share calculation
     Basic                                                   26,558                    19,770            22,324             19,201
                                                       ================  ====================  =================  ================
     Diluted                                                 27,692                    20,048            22,324             19,201
                                                       ================  ====================  =================  ================